Exhibit 99.2

Cabot Corporation Provides Update on CEO Medical Leave of Absence

BOSTON--(BUSINESS WIRE)--February 1, 2016--Cabot Corporation today provided an update on the status of President and Chief Executive Officer Patrick M. Prevost’s medical leave of absence.

“Patrick has been increasingly engaged with the management team and the Board of Directors and he has been participating in various meetings in the office, in addition to working from home,” said John F. O’Brien, Cabot’s Non-Executive Chairman of the Board, speaking on behalf of the Board of Directors. Mr. O’Brien added, “While Patrick continues to focus on his recovery, he is not yet ready to resume his full-time CEO responsibilities. As such, the Interim Office of the Chief Executive Officer (“CEO Office”) will continue to report to the Board of Directors.”

The CEO Office is comprised of Eduardo E. Cordeiro, Executive Vice President and Chief Financial Officer, and President, Americas and EMEA Regions; Brian A. Berube, Senior Vice President and General Counsel; Sean D. Keohane, Executive Vice President and President, Reinforcement Materials Segment; and Nicholas S. Cross, Executive Vice President and President, Performance Chemicals and Specialty Fluids Segments.

“I am happy to have re-engaged in the business while I continue to focus on my recovery,” Prevost commented. “However, I will not be participating in Cabot’s first quarter 2016 earnings teleconference. The call will be led by Eddie Cordeiro in my absence. I look forward to speaking with our shareholders in the near future.”

ABOUT CABOT CORPORATION

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot's business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.